Merrill Lynch Series Fund, Inc.

File No. 811-3091

Item No. 77M (Reorganizations) -- Attachment

During the fiscal semi-annual period ending June 30, 2001, Merrill Lynch Balanced Portfolio (the "Balanced
Portfolio"), Series No. 10 of Merrill Lynch Series Fund,
Inc. (the "Registrant") merged into Merrill Lynch Balanced
Capital Strategy Portfolio, formerly known as Merrill
Lynch Multiple Strategy Portfolio (the "Multiple Strategy
Portfolio"), Series No. 6 of the Registrant.

On February 15, 2001, at a meeting of the Board of Directors of the Registrant, the Board of Directors approved a Reorganization, which refers collectively to (i) the acquisition of substantially all of the assets and the assumption of substantially all the liabilities of the Balanced Portfolio by the Multiple Strategy Portfolio in exchange for an equal aggregate value of newly-issued shares of the Multiple Strategy Portfolio to be distributed to the shareholders of the Balanced Portfolio in exchange for their shares of the Balanced Portfolio and (ii) the subsequent termination of the Balanced Portfolio as a series of the Registrant.

On February 21, 2001, in connection with the Reorganization, the Registrant filed a Registration
Statement on Form N-14 (File Nos. 333-55990 and 811-
3091) (the "N-14 Registration Statement").  The N-14
Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of the Balanced Portfolio. Pre-Effective
Amendment No. 1 to the N-14 Registration Statement was filed on March 28, 2001. The N-14 Registration Statement as so amended was declared effective by the Commission on March 28, 2001.

On May 10, 2001, the shareholders of the Balanced
Portfolio approved the Reorganization at a special meeting of shareholders held for that purpose. On May 14, 2001
(the "Reorganization Date"), pursuant to the Agreement, the Balanced Portfolio transferred assets valued at $96,746,158.96 to the Multiple Strategy Portfolio and received in exchange 7,075,023.157 common shares of the Multiple Strategy Portfolio. Such shares were then distributed to the shareholders of the Balanced Portfolio on that date in proportion to each shareholder's interest in the assets transferred. The Balanced Portfolio ceased offering shares as of the Reorganization effective date.